Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Reoffer Prospectus of Skillsoft Corp. pertaining to the Skillsoft Corp. 2020 Omnibus Incentive Plan and to the incorporation by reference therein of our report dated April 15, 2022, with respect to the consolidated financial statements of Skillsoft Corp. for the period from June 12, 2021 through January 31, 2022 and of Software Luxembourg Holding S.A. for the period from February 1, 2021 through June 12, 2021 included in Skillsoft Corp.’s Annual Report (Form 10-K) for the year ended January 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 24, 2022